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                                 CODE OF ETHICS

All of us within the Capital organization are responsible for maintaining the very highest ethical standards when conducting business. In keeping with these standards, we must never allow our own interests to be placed ahead of our shareholders' and clients' interests.

Over the years we have earned a reputation for the highest integrity. Regardless of lesser standards that may be followed through business or community custom, we must observe exemplary standards of honesty and integrity.

GENERAL GUIDELINES

Although specific policies are discussed in more detail below, these are general guidelines that all CGC associates should be aware of:

          o It is a federal crime to transact in a company's securities while in possession of material non-public information about the company. If there is any question as to whether you've received material information (typically from a company "insider") you should contact a lawyer in CGC's Legal Department to discuss.

          o You should not accept extravagant gifts or entertainment from persons or companies who are trying to solicit business from any of the CGC companies. CGC's Gifts and Entertainment Policy is summarized below.

          o Regardless of whether you are determined to be a "covered person" under CGC's Personal Investing Policy (which is summarized below and a full copy of which is available on the CGC website), please keep the following in mind when considering making personal investments:

               o CGC associates and their immediate family members residing in their household MAY NOT PARTICIPATE in Initial Public Offerings (IPOs). Although exceptions are rarely granted, they will be considered in the case of a family member employed by the IPO company where IPO shares are considered part of that family member's compensation.

               o You generally should not trade based on any CGC company's confidential, proprietary investment information where fund or client trades are likely to be pending (for example, analyst research reports, investment meeting discussions or notes, current fund/client transaction information). CGC views the use of information relating to a fund or client account's current or imminent trading activity for personal gain as highly inappropriate and associates engaging in this type of behavior may be subject to disciplinary action.

               o ASSOCIATES ARE DISCOURAGED FROM SERVING ON THE BOARD OF DIRECTORS OR ADVISORY BOARD of any public or private company (this does not apply to Boards of CGC companies or funds). You must receive


Code of Ethics                             1                            06/30/03

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                    approval prior to serving on a board, except for boards of charitable organizations or other non-profit organizations.


REPORTING VIOLATIONS

If you know of any violation of our Code of Ethics, you have a responsibility to report it. Deviations from controls or procedures that safeguard the company, including the assets of shareholders and clients, should also be reported.

You can report confidentially to:

     o    Your manager or department head

     o    CGC Audit Committee:
                  Thomas M. Rowland - Chairman
                  Eugene D. Barron
                  James M. Brown
                  Larry P. Clemmensen
                  Roberta A. Conroy
                  Paul G. Haaga
                  Thomas J. Hamblin
                  J. Dale Harvey
                  Ida Levine
                  John V. McLaughlin
                  Donald D. O'Neal
                  John H. Phelan
                  James P. Ryan
                  John H. Smet
                  Antonio Vegezzi
                  Catherine M. Ward
                  J. Kelly Webb
                  William Hurt - Emeritus
     o    Mike Downer or any other lawyer employed by the Capital organization
     o    Rob Helm of Dechert LLP


CGC GIFTS AND ENTERTAINMENT POLICY - CONFLICTS OF INTEREST

     A conflict of interest occurs when the private interests of associates interfere or could potentially interfere with their responsibilities at work. Associates must not place themselves or the company in a position of actual or potential conflict. Associates may not accept gifts worth more than $100, excessive business entertainment, loans, or anything else involving personal gain from those who conduct business with the company. In addition, a business entertainment event exceeding $200 in value should not be accepted unless the associate receives permission from the Gifts and Entertainment Policy Committee.


POLITICAL CONTRIBUTIONS
Code of Ethics                             2                            06/30/03

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     Finally, in soliciting political or charitable donations from various people in the business community, associates must never allow the present or anticipated business relationships of CGC or any of its affiliates to be a factor in soliciting such contributions. In addition, certain associates are subject to additional restrictions due to their involvement with the American Funds 529 Plans.

REPORTING

     Although the limitations on accepting gifts applies to all associates as described above, some associates will be asked to fill out quarterly reports. If you receive a reporting form, you must report any gift exceeding $50 (although it is recommended that you report all gifts received) and business entertainment in which an event exceeds $75.

GIFTS AND ENTERTAINMENT POLICY COMMITTEE

     The Gifts and Entertainment Policy Committee oversees administration of and compliance with the Policy.


INSIDER TRADING

     Antifraud provisions of the federal securities laws generally prohibit persons while in possession of material non-public information from trading on or communicating the information to others. Sanctions for violations can include civil injunctions, permanent bars from the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines and jail sentences.

     While investment research analysts are most likely to come in contact with material nonpublic information, the rules (and sanctions) in this area apply to all CGC associates and extend to activities both within and outside each associate's duties.


SERVING ON A BOARD OF DIRECTORS OR ADVISORY BOARD

     CGC associates should obtain authorization prior to serving on the boards of directors or on the advisory boards of public or private companies (this does not apply to Boards of CGC companies or funds). In general, associates should refrain from serving on boards of public or private companies. Serving on the board of a charitable organization or other non-profit organization DOES NOT REQUIRE authorization.

     In addition, certain CGC associates will be sent a form annually and asked to disclose their board positions.


Code of Ethics                             3                            06/30/03

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PERSONAL INVESTING POLICY

     As an associate of the Capital Group companies, you may have access to confidential information. This places you in a position of special trust.

     You are associated with a group of companies that is responsible for the management of many billions of dollars belonging to mutual fund shareholders and other clients. The law, ethics and our own policy place a heavy burden on all of us to ensure that the highest standards of honesty and integrity are maintained at all times.

     There are several rules that must be followed to avoid possible conflicts of interest in personal investments. The following is only a summary of the CGC Personal Investing Policy. Please refer to the CGC Personal Investing Policy for more detailed information about personal investing rules.

ALL ASSOCIATES

     Information regarding proposed or partially completed plans by CGC companies to buy or sell specific securities must not be divulged to outsiders. In addition, associates who receive information about recommendations to purchase or sell securities or impending fund or client account transactions should refrain from trading personally on the information. Favors or preferential treatment from stockbrokers may not be accepted.

     ASSOCIATES MAY NOT SUBSCRIBE TO ANY INITIAL PUBLIC OFFERING (IPO). Generally, this prohibition applies to spouses of associates and any family member residing in the same household. However, an associate may request that the Personal Investing Committee consider granting an exception under special circumstances.

COVERED PERSONS

     Associates who receive and use investment information relating to current or imminent fund/client transactions in connection with their regular duties are generally considered "covered persons." If you receive a quarterly personal investing disclosure form, you are considered a covered person.

     Covered persons must conduct their personal securities transactions in such a way that they do not conflict with the interests of the funds and client accounts. This policy also includes securities transactions of family members living in the covered person's household and any trust or custodianship for which the associate is trustee or custodian. A conflict may occur if you, a family member in the same household, or a trust or custodianship for which you are trustee or custodian have a transaction in a security when the funds or client accounts are considering or concluding a transaction in the same security.

     Additional rules apply to "investment associates" including portfolio counselors/managers, investment analysts and research associates, trading associates including trading assistants, and investment administration, portfolio control and fixed income control associates including assistants (see below).


Code of Ethics                             4                            06/30/03

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PROHIBITED TRANSACTIONS FOR COVERED PERSONS

     o    IPO investments
     o    writing puts and calls on securities that are subject to pre-clearance
     o    short sales of securities that are subject to pre-clearance

PRE-CLEARANCE OF SECURITIES TRANSACTIONS

     Covered persons must receive approval before buying or selling securities including (but not limited to):
     o stocks of companies (public or private, including purchases through private placements)
     o    bonds that are rated below A
     o    venture capital partnerships
     o    options (the exercise of options must also be pre-cleared)
     o    closed-end funds including investment trust companies
     o index funds or exchange-traded funds that are not on the pre-approved list of index funds/ETFs (See Appendix A)
     o transactions in the above securities in PEP and ISA accounts over which you have discretion must be pre-cleared.

     You will generally receive a response within one business day. Unless a different period is specified, clearance is good until the close of the New York Stock Exchange ("NYSE") on the day that you check. Associates from offices outside the U.S. and/or associates trading on non-U.S. exchanges are usually granted enough time to complete their transaction during the next available trading day. If you have not executed your transaction within this period, you must again pre-clear your transaction. Note that investments in private placements and venture capital partnerships must be pre-cleared and reported and are subject to special review. In addition, opportunities to acquire a stock that is "limited" (i.e., a broker-dealer is only given a certain number of shares to sell and is offering the opportunity to buy) would be subject to the Gifts and Entertainment Policy.

EXCEPTION FOR DE MINIMIS TRANSACTIONS

     THE DE MINIMIS EXCEPTION IS NOT AVAILABLE FOR CIKK ASSOCIATES (A CGC COMPANY BASED IN TOKYO) OR ASSOCIATES CONSIDERED INVESTMENT ASSOCIATES: portfolio counselors/managers, investment analysts and research associates, trading associates including trading assistants and investment administration, portfolio control and fixed income control associates including assistants.

     All other covered associates may execute ONE TRANSACTION (EITHER A BUY OR A
     SELL) OF 100 SHARES OR LESS PER ISSUER PER CALENDAR MONTH without pre-clearance. You must, however, still report these trades on your quarterly form. Larger or more frequent share transactions must be pre-cleared. IF AN ASSOCIATE PRE-CLEARS A TRANSACTION AND IS DENIED PERMISSION, S/HE MAY NOT EXECUTE A DE MINIMIS TRANSACTION IN THAT ISSUER WITHOUT PRE-CLEARANCE FOR A PERIOD OF SEVEN CALENDAR DAYS.


Code of Ethics                             5                            06/30/03

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REPORTING TRANSACTIONS

     Covered persons must PROMPTLY submit quarterly disclosure of certain transactions. You will receive reporting forms each quarter THAT ARE DUE NO LATER THAN 10 DAYS AFTER THE END OF THE QUARTER. Transactions of securities (including fixed-income securities) or options must be pre-cleared as described above and reported except as outlined below:

     REPORT ONLY (NO NEED TO PRE-CLEAR):
     o    de minimis transactions (see above)
     o    distributions of stock from venture capital partnerships
     o gifts or bequests (either receiving or giving) of securities (note that sales of securities received as a gift must be both pre-cleared and reported)
     o debt instruments rated "A" or above by at least one national rating service
     o    sales pursuant to tender offers
     o    dividend reinvestments
     o    options or futures on currencies
     o options or futures or purchases or sales of certain pre-approved index funds/ETFs (see Appendix A)

     DO NOT PRE-CLEAR OR REPORT:
     o open-end investment companies (mutual funds, OEICs and Luxembourg or French SICAVs or FCPs) Note: in the U.K. open-end investment companies include unit trusts and OEICs, but not investment trust companies, which must be pre-cleared and reported
     o    money market instruments with maturities of one year or less
     o    direct obligations of the U.S. Government
     o    bankers' acceptances, CDs or other commercial paper
     o    currencies
     o    commodities
     o transactions in accounts that you have completely turned over investment decision-making authority to a professional money manager (see "Professionally Managed Accounts" below)

     PERSONAL INVESTING SHOULD BE VIEWED AS A PRIVILEGE, NOT A RIGHT. AS SUCH, LIMITATIONS MAY BE PLACED ON THE NUMBER OF PRE-CLEARANCES AND/OR TRANSACTIONS AS DEEMED APPROPRIATE BY THE PERSONAL INVESTING COMMITTEE.


Code of Ethics                             6                            06/30/03

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SECURITIES ACCOUNTS

1.   DISCLOSURE OF SECURITIES ACCOUNTS

     The following types of accounts must be disclosed:

     o accounts currently holding securities that are subject to pre-clearance or reporting
     o accounts that have the ability to hold securities that are subject to pre-clearance or reporting
     o PEP and ISA accounts that hold securities subject to pre-clearance and reporting
     o accounts where you (or immediate family members residing with you) have completely turned over investment decision-making authority to a professional money manager

     You do not need to disclose accounts that can only hold open-end mutual funds or cash or cash equivalents.

2.   DUPLICATE ACCOUNT STATEMENTS AND TRADE CONFIRMATIONS

     Duplicate statements and trade confirmations are required for accounts currently holding securities that are subject to pre-clearance and/or reporting. Covered persons should inform their investment broker-dealers that they are employed by an investment organization. U.S. broker-dealers are subject to certain rules designed to prevent favoritism toward such accounts. Associates may not accept negotiated commission rates or any other terms that they believe may be more favorable than the broker-dealer grants to accounts with similar characteristics.

     In addition, covered persons must direct their broker-dealers to send duplicate trade confirmations and account statements for all new or existing accounts on a timely basis to the appropriate address listed below. If they are not able to send duplicates directly, you must submit copies of all trade confirmations and account statements AS SOON AS THEY BECOME AVAILABLE.

     ALL DOCUMENTS RECEIVED ARE KEPT STRICTLY CONFIDENTIAL.(1)

     Associates with securities accounts outside the U.S. where the broker is unable to provide duplicate statements and trade confirmations directly, should provide copies to the appropriate locations.

     If the associate's broker will be sending confirmation statements for an immediate family member that has a different last name than the associate, the associate should inform the staff of the Personal Investing Committee of the name of the individual and the relationship to the associate.

----------------

(1) Information about particular transactions may be provided to an associate's supervisor or appropriate human resources manager by Personal Investing Committee staff where the transactions are in violation of the Policy, may impact the associate's job performance, or raise conflict of interest-related issues.

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3.   PROFESSIONALLY MANAGED ACCOUNTS

     If you have an account where you have COMPLETELY turned over decision-making authority to a professional money manager (who is not covered by our policy), you should have a signed "Professionally Managed Account Exception Memo" on file with the staff of the Personal Investing Committee. (This memo is not required for PIM accounts.) You must disclose the existence of these accounts and provide the account numbers on your personal investing disclosure forms. You do not need to pre-clear or report securities transactions in these accounts.

ANNUAL DISCLOSURE OF PERSONAL SECURITIES HOLDINGS

     Covered persons are required to disclose all of their portfolio holdings (and the holdings of any immediate family members residing with them) upon commencement of employment (or upon becoming a covered person) and thereafter on an annual basis. Disclosure forms will be supplied for this purpose.

ANNUAL RECERTIFICATION

     All covered persons are required to certify at least annually that they have read and understood the Code of Ethics. Further, covered persons are required to certify at least annually that they have complied with the requirements of the Code of Ethics and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the code.

ADDITIONAL POLICIES FOR "INVESTMENT ASSOCIATES"

     1.   INVESTMENT ASSOCIATES

          Unless otherwise specified, the term "investment associates" includes: portfolio counselors/managers, investment analysts and research associates, trading associates including trading assistants, and investment administration, portfolio control and fixed income control including assistants.

     2.   DISCLOSURE OF PERSONAL OWNERSHIP OF RECOMMENDED SECURITIES

          Portfolio counselors/managers and analysts will be asked on a regular basis to disclose securities that they own both personally and professionally and, for analysts, securities that they hold personally that are within their research coverage. This disclosure will be reviewed on a periodic basis by the staff of the Personal Investing Committee and may also be reviewed by applicable Investment Committees, Sub-Committees or other appropriate CGC Committees. In addition, to the extent that disclosure has not already been made to the Personal Investing Committee (by including information on the quarterly form), any associate who is in a position to recommend the purchase or sale of securities by the fund or client accounts that s/he personally owns should first disclose such ownership either in writing (in a company write-up) or


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          verbally (when discussing the company at investment meetings) prior to making a recommendation.(2)

     3.   BLACKOUT PERIODS

          Investment associates may not buy or sell a security during a period beginning seven calendar days before and ending seven calendar days after a fund or client account transacts in that issuer. The blackout period applies to trades in the same management company with which the associate is affiliated. If a fund or client account transaction takes place in the seven calendar days following a pre-cleared transaction by an investment associate, the personal transaction may be reviewed by the Personal Investing Committee to determine the appropriate action, if any. For example, the Committee may recommend that the associate be subject to a price adjustment to ensure that he or she has not received a better price than the fund or client account.

     4.   BAN ON SHORT-TERM TRADING PROFITS

          Investment associates are generally prohibited from profiting from the purchase and sale or sale and purchase of the same (or equivalent) securities within 60 days. THIS RESTRICTION APPLIES TO THE PURCHASE OF AN OPTION AND THE EXERCISE OF THE OPTION WITHIN 60 DAYS.

PERSONAL INVESTING COMMITTEE

     Any questions or hardships that result from these policies or requests for exceptions should be referred to CGC's Personal Investing Committee.


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(2) Note that this disclosure requirement is consistent with both AIMR standards as well as the ICI Advisory Group Guidelines.

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                                   APPENDIX A

                    BROAD-BASED INDEX/EXCHANGE-TRADED FUNDS*

      SYMBOL                                        NAME
        DIA                                     The Dow Industrials DIAMONDS
        QQQ                                  Nasdaq-100 Index Tracking Stock
        SPY                            Standard & Poor's Depositary Receipts
        DGT                           streetTRACKS Dow Jones US Global Titan
        DSG                       streetTRACKS Dow Jones US Small Cap Growth
        DSV                        streetTRACKS Dow Jones US Small Cap Value
        ELG                       streetTRACKS Dow Jones US Large Cap Growth
        ELV                        streetTRACKS Dow Jones US Large Cap Value
        FFF                             The FORTUNE 500 Index Tracking Stock
        FFX                                            The FORTUNE 500 Index
       IEUR                                            iShares FTSE Euro 100
       IEUT                                         iShares FTSE Eurotop 100
        IJH                                iShares S&P MidCap 400 Index Fund
        IJJ                               iShares S&P Midcap 400/BARRA Value
        IJK                              iShares S&P Midcap 400/BARRA Growth
        IJR                              iShares S&P SmallCap 600 Index Fund
        IJS                             iShares S&P SmallCap 600/BARRA Value
        IJT                            iShares S&P SmallCap 600/BARRA Growth
        IKC                                    iShares S&P/TSE 60 Index Fund
        IOO                                           iShares S&P Global 100
        ISF                                      iShares FTSE 100 (iFTSE100)
       IUSA                                                  iShares S&P 500
        IVE                           iShares S&P 500/BARRA Value Index Fund
        IVV                                       iShares S&P 500 Index Fund
        IVW                          iShares S&P 500/BARRA Growth Index Fund
        IWB                                  iShares Russell 1000 Index Fund
        IWD                            iShares Russell 1000 Value Index Fund
        IWF                           iShares Russell 1000 Growth Index Fund
        IWM                                  iShares Russell 2000 Index Fund
        IWN                                       iShares Russell 2000 Value
        IWO                                      iShares Russell 2000 Growth
        IWP                                    iShares Russell Midcap Growth
        IWR                                           iShares Russell Midcap
        IWS                                     iShares Russell Midcap Value
        IWV                                  iShares Russell 3000 Index Fund
        IWW                                       iShares Russell 3000 Value
        IWZ                                      iShares Russell 3000 Growth
        IYY                   iShares Dow Jones U.S. Total Market Index Fund
        MDY                 Standard & Poor's MidCap 400 Depositary Receipts
        MKH                                          MKH Market 2000+ HOLDRs
        OEF                                       iShares S&P 100 Index Fund
        VTI                               Vanguard Total Stock Market VIPERs
        VXF                                  Vanguard Extended Market VIPERs
        XLK                                    Technology Select Sector SPDR

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* Pre-clearance for the funds listed above is not required, but all trades must be reported on the Quarterly Personal Securities Transaction form. Other index funds and ETF's should be pre-cleared and may be added to the above list at the discretion of the Personal Investing Committee or its staff.

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